Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2010

NEW YORK, May 3, 2010—Loews Corporation (NYSE:L) today reported net income for the 2010 first quarter of $420 million, or $0.99 per share, compared to a net loss of $647 million, or $1.49 per share, in the 2009 first quarter. Income before investment gains (losses) for the 2010 first quarter was $409 million compared to a loss of $337 million in the 2009 first quarter.

Book value per share increased to $41.80 at March 31, 2010, compared to $39.76 at December 31, 2009.

Net income (loss) and earnings (loss) per share information attributable to Loews Corporation is summarized in the table below:

	Three Months Ended March 31
(In millions, except per share data)	2010	2009

Net income (loss) attributable to Loews Corporation:
Income (loss) before net investment gains (losses)	$409	$(337)
Net investment gains (losses)	11	(310)
Net income (loss) attributable to Loews Corporation	$420	$(647)

Net income (loss) per share	$0.99	$(1.49)
Book value per share at:
March 31, 2010	$41.80
December 31, 2009	$39.76

Income before net investment gains improved by $746 million in the first quarter of 2010 compared to the prior year period, primarily due to the absence of a non-cash impairment charge of $1.0 billion ($660 million after tax) related to the carrying value of HighMount Exploration & Production LLC’s natural gas and oil properties included in the prior year period. This charge reflected declines in commodity prices. In addition, higher investment income at CNA Financial Corporation primarily from improved performance in limited partnerships and fixed maturities contributed to the improvement, partially offset by decreased earnings at Diamond Offshore Drilling, Inc. reflecting lower operating income and increased interest expense.

Net income included net investment gains of $11 million (after tax and noncontrolling interest) in the first quarter of 2010 compared to net investment losses of $310 million in the comparable prior year period. Net investment gains in the first quarter of 2010 reflect other-than-temporary impairment losses of $35 million (after tax and noncontrolling interest) compared to $359 million in the prior year period.

In April of 2010, HighMount sold its exploration and production assets located in the Antrim Shale in Michigan for approximately $330 million, subject to adjustment. Net proceeds from this sale of approximately $300 million were used to reduce outstanding debt under HighMount’s term loans. Also in April of 2010, HighMount signed an agreement with another purchaser to sell its exploration and production assets located in the Black Warrior Basin in Alabama for approximately $210 million, subject to adjustment. HighMount expects to close this transaction, which is subject to customary closing conditions, during the second quarter of 2010, and to use the net proceeds of approximately $190 million to further reduce outstanding debt under its term loans. These sales will not result in a material gain or loss.

SHARE REPURCHASES

At March 31, 2010, there were 419,733,029 shares of Loews common stock outstanding. During the three months ended March 31, 2010, the Company purchased 5,387,600 shares of its common stock at an aggregate cost of $197 million. From April 1, 2010 through April 28, 2010, the Company acquired an additional 1,245,900 shares of its common stock for $47 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, May 3, 2010. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 67025172. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for 10:00 a.m. EDT, Monday, May 3, 2010. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 455-2238, or for international callers, (719) 325-2345. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the first quarter results of Boardwalk Pipeline Partners, LP was held on Monday, April 26, 2010. An online replay is available on Boardwalk Pipeline’s website (www.bwpmlp.com).

A conference call to discuss the first quarter results of Diamond Offshore was held on Thursday, April 22, 2010. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 66% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	Three Months Ended March 31,
	2010	2009

	(In millions, except per share data)

Revenues:
Insurance premiums	$1,615	$1,672
Net investment income	617	447
Investment gains (losses)	21	(531)
Contract drilling revenues	844	856
Other	616	579
Total	3,713	3,023

Expenses:
Insurance claims & policyholders’ benefits	1,308	1,342
Contract drilling expenses	305	294
Impairment of natural gas and oil properties (a)		1,036
Other	1,204	1,219
Total	2,817	3,891

Income (loss) before income tax	896	(868)
Income tax (expense) benefit	(273)	395

Net income (loss)	623	(473)
Amounts attributable to noncontrolling interests	(203)	(174)
Net income (loss) attributable to Loews Corporation	$420	$(647)

Diluted income (loss) per share	$0.99	$(1.49)

Weighted diluted number of shares	423.64	435.12

(a)	The non-cash impairment charge ($660 million after tax) relates to the carrying value of HighMount’s natural gas and oil properties.

Loews Corporation and Subsidiaries
Additional Financial Information

	Three Months Ended March 31,
	2010	2009
	(In millions)

Revenues:
CNA Financial	$2,281	$2,170
Diamond Offshore	862	886
HighMount	148	175
Boardwalk Pipeline	301	224
Loews Hotels	75	73
Investment income and other	25	26
	3,692	3,554

Investment gains (losses):
CNA Financial	34	(532)
Corporate and other	(13)	1
	21	(531)
Total	$3,713	$3,023

Income (Loss) Before Income Tax:
CNA Financial	$326	$200
Diamond Offshore	405	451
HighMount (a)	57	(1,006)
Boardwalk Pipeline	88	51
Loews Hotels (b)	(1)	(29)
Investment income, net	26	25
Other (c)	(26)	(29)
	875	(337)

Investment gains (losses):
CNA Financial	34	(532)
Corporate and other	(13)	1
	21	(531)
Total	$896	$(868)

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$206	$140
Diamond Offshore	136	163
HighMount (a)	32	(641)
Boardwalk Pipeline (d)	38	22
Loews Hotels (b)	(1)	(18)
Investment income, net	17	16
Other (c)	(19)	(19)
	409	(337)

Investment gains (losses):
CNA Financial	19	(310)
Corporate and other	(8)
	11	(310)
Net income (loss) attributable to Loews Corporation	$420	$(647)

(a)	Reflects a non-cash impairment charge of $1,036 million ($660 million after tax) for the three months ended March 31, 2009 related to the carrying value of HighMount’s natural gas and oil properties.
(b)	Reflects an impairment charge of $27 million ($16 million after tax) for the three months ended March 31, 2009 related to the writedown of Loews Hotels’ entire investment in a hotel property.
(c)	Consists primarily of corporate interest expense and other unallocated expenses.
(d)	Represents 69.1% and 73.9% ownership interest in Boardwalk Pipeline for the respective periods.